Exhibit 10.27

FIRST BUSEY CORPORATION
2010 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD

The Participant specified below has been granted this Restricted Stock Unit Award (the “Award”) by First Busey Corporation, a Nevada corporation (the “Company”), under the terms of the First Busey Corporation 2010 Equity Incentive Plan (the “Plan”). The Award is subject to the Plan and the following terms and conditions (the “Award Terms”):

Section 1.                                          Award. In accordance with the Plan, the Company hereby grants to the Participant the Award of restricted stock units (each, an “RSU”), where each RSU represents the right to receive one share of Stock in the future, subject to the Award Terms. The Award is in all respects limited and conditioned by the Plan and as provided herein.

Section 2.                                          Terms of Restricted Stock Unit Award. The following words and phrases relating to the Award have the following meanings:

(a)                                 The “Participant” is

(b)                                 The “Grant Date” is

(c)                                  The number of “RSUs” is

Except for terms defined herein, any capitalized term in the Award Terms has the meaning ascribed to that term under the Plan.

Section 3.                                          Restricted Period. The Award Terms evidence the Company’s grant to the Participant, as of the Grant Date, on the terms and conditions described in the Award Terms and in the Plan, of a number of RSUs, each of which represents the right of the Participant to receive one share of Stock free of restrictions once the Restricted Period ends.

(a)                                 Subject to the Award Terms, the “Restricted Period” shall begin on the Grant Date and end on the fifth anniversary of the Grant Date (but only if the Participant has not had a Termination of Service before the end of the Restricted Period).

(b)                                 Notwithstanding the foregoing provisions of this Section 3, the Restricted Period for the RSUs shall end immediately, and the RSUs shall be fully earned and vested immediately upon (i) a Change in Control that occurs on or before the Participant’s Termination of Service, or (ii) the Participant’s Termination of Service due to the Participant’s Disability or death. “Disability” means the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering the Company’s employees.

(c)                                  Notwithstanding the foregoing provisions of this Section 3, in the event of the Participant’s Retirement, the Restricted Period for a pro rata portion of the RSUs shall end immediately, and such pro rata portion of the RSUs shall be earned and vested immediately as of the date of Retirement.  The pro rata portion of the RSUs that shall become vested under this section shall be equal to (i) the number of RSUs subject to the Award, multiplied by (ii) the number of full months the Participant was employed following the Grant Date divided by 60.  “Retirement” means the (A) Participant’s voluntary Termination of Service on or after attaining the age of 62; and (B) the Participant does not provide services for a financial institution following the Termination of Service.

(d)                                 In the event the Participant’s Termination of Service, other than as provided in Section 3(b) or Section 3(c) above, occurs prior to the expiration of the Restricted Period, the Participant shall forfeit all rights, title and interest in and to any RSUs still subject to the Restricted Period as of the Participant’s Termination of Service.

Section 4.                                          Settlement of Units. Delivery of shares of Stock or other amounts in connection with the Award shall be subject to the following:

(a)                                 Delivery of Stock. The Company shall deliver to the Participant one Share free and clear of any restrictions in settlement of each of the vested and unrestricted RSUs within 30 days following the end of the Restricted Period, provided, however, that if the end of the Restricted Period occurs within the 30 days preceding the end of a calendar year, such settlement shall occur on the 30th day following the end of the Restricted Period.  Notwithstanding the foregoing, if the Participant is deemed a “specified employee” within the meaning of Code Section 409A, as determined by the Committee, at a time when the Participant becomes eligible for settlement of the RSUs upon “separation from service” within the meaning of Code Section 409A and according to Company policy, as may be in effect, then to the extent necessary to prevent any accelerated or additional tax under Code Section 409A, such settlement will be delayed until the earlier of: (a) the date that is the first day of the seventh month following the Participant’s Termination of Service, and (b) the Participant’s death.

(b)                                 Compliance with Applicable Laws. Notwithstanding any other provision of the Award Terms or the Plan, the Company shall have no obligation to deliver any shares of Stock or make any other distribution of benefits in connection with the Award or the Plan unless such delivery or distribution complies with all applicable laws and the applicable requirements of any securities exchange or similar entity.

(c)                                  Certificates. To the extent the Award Terms and the Plan provide for the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable requirements of any securities exchange or similar entity.

Section 5.                                          Withholding. All deliveries of shares of Stock pursuant to the Award shall be subject to withholding of all applicable taxes. The Company shall have the right to require the Participant (or if applicable, permitted assigns, heirs or Designated Beneficiaries) to remit to the Company an amount sufficient to satisfy any tax requirements prior to the delivery of any shares of Stock in connection with the Award. At the election of the Participant, subject to any rules and limitations as may be established by the Committee, such withholding obligations may be satisfied through the surrender of shares of Stock that the Participant already owns, or to which the Participant is otherwise entitled under the Plan.

Section 6.                                          Non-Transferability of Award. Except as otherwise provided in the Plan, the Participant shall not sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose of any RSUs during the Restricted Period.

Section 7.                                          Dividend Equivalents. The Participant shall be entitled to receive a payment of additional RSUs equal in value to any dividends and distributions paid with respect to the RSUs (other than dividends and distributions that may be issued with respect to shares of Stock by virtue of any corporate transaction, to the extent covered in Section 3.4 of the Plan) during the Restricted Period and during the period following the end of the Restricted Period and prior to the date of settlement of the Award (“Dividend Equivalents”); provided, however, that no Dividend Equivalents shall be payable to or for the benefit of the Participant with respect to record dates for such dividends or distributions occurring before the Grant Date or on or after the date, if any, on which the Participant has forfeited the RSUs. Dividend Equivalents shall be provided at the time the respective dividends or distributions are paid and shall be subject to the same restrictions applicable to the underlying RSUs.

Section 8.                                          No Rights as Shareholder. The Participant shall not have any rights of a shareholder with respect to the RSUs, including but not limited to voting rights, prior to the settlement of the RSUs pursuant to Section 4(a) above and issuance of a stock certificate or its equivalent as provided herein.

Section 9.                                          Heirs and Successors. The Award Terms shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets or business. If any rights of the Participant or benefits distributable to the Participant under the Award Terms have not been settled or distributed, respectively, at the time of the Participant’s death, such rights shall be settled and payable to the Designated Beneficiary, and such benefits shall be distributed to the Designated Beneficiary, in accordance with the provisions of the Award Terms and the Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form as the Committee may require. The designation of beneficiary may be amended or revoked from time to time by the Participant in accordance with the procedures established by the Committee. If a Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been payable to the Participant shall be payable to the legal representative of the estate of the Participant. If a Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the settlement of the Designated Beneficiary’s rights under the Award Terms, then any rights that would have been payable to the Designated Beneficiary shall be payable to the legal representative of the estate of the Designated Beneficiary.

Section 10.                                   Administration. The authority to manage and control the operation and administration of the Award Terms and the Plan is vested in the Committee, and the Committee has all powers with respect to the Award Terms as it has with respect to the Plan. Any interpretation of the Award Terms or the Plan by the Committee and any decision made by it with respect to the Award Terms or the Plan shall be final and binding on all persons.

Section 11.                                   Plan Governs. Notwithstanding anything in the Award Terms to the contrary, the Award Terms are subject to the terms of the Plan, a copy of which may be obtained by the Participant from the Corporate Secretary of the Company. The Award Terms are subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. Notwithstanding anything in the Award Terms to the contrary, in the event of any discrepancies between the corporate records of the Company and the Award Terms, the corporate records of the Company shall control.

Section 12.                                   Not an Employment Contract. The Award shall not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor shall it interfere in any way with any right the Company or any Subsidiary may otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

Section 13.                                   Amendment. The Award Terms may be amended in accordance with the provisions of the Plan, and may otherwise be amended in writing by the Participant and the Company without the consent of any other person.

Section 14.                                   Governing Law. The Award Terms, the Plan, and all actions taken in connection herewith and therewith shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to principles of conflict of laws, except as superseded by applicable federal law.

Section 15.                                   Section 409A. The Award is intended to comply with Code Section 409A and the Award shall be administered and interpreted in accordance with such intent. The committee reserves the right (including the right to delegate such right) to unilaterally amend the Award Terms without the consent of the Participant in order to maintain compliance with Code Section 409A; and the Participant’s receipt of the Award constitutes the Participant’s acknowledgement of and consent to such rights of the Committee.

Section 16.                                   Clawback. The Award and any amount or benefit received hereunder shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any applicable Company clawback policy (the “Policy”) or any applicable law, as may be in effect from time to time. The Participant’s receipt of the Award constitutes the Participant’s acknowledgment of and consent to the Company’s application, implementation and enforcement of (i) the Policy or any similar policy established by the Company that may apply to the Participant and (ii) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, as well as the Participant’s express agreement that the Company may take such actions as may be necessary to effectuate the Policy, any similar policy or applicable law without further consideration or action.

IN WITNESS WHEREOF, the Company has caused the Award Terms to be executed in its name and on its behalf, all as of the Grant Date, and the Participant acknowledges understanding and acceptance of, and agrees to, the Award Terms.

FIRST BUSEY CORPORATION

By:

Its: President & CEO

PARTICIPANT

Date